Exhibit 99.1

The Supreme Court of British Columbia Grants Order Approving Full

Separation of Lions Gate Entertainment Corp.’s Studio and STARZ

Businesses into Two Standalone, Publicly-Traded Companies

SANTA MONICA, CA, and VANCOUVER, BC, May 5, 2025 – The Supreme Court of British Columbia has granted an order approving the full separation of Lions Gate Entertainment Corp.’s Studio and STARZ businesses into two independent, publicly-traded companies. The separation is anticipated to take place tomorrow, Tuesday, May 6th. Lionsgate is expected to begin trading on the New York Stock Exchange under the ticker symbol LION on Wednesday, May 7th.

About Lionsgate Studios

Lionsgate Studios (Nasdaq: LION) is one of the world’s leading standalone, pure play, publicly-traded content companies. It brings together diversified motion picture and television production and distribution businesses, a world-class portfolio of valuable brands and franchises, a talent management and production powerhouse and a more than 20,000-title film and television library, all driven by Lionsgate’s bold and entrepreneurial culture.

About Lionsgate

Lionsgate (NYSE: LGF.A, LGF.B) owns approximately 87% of the outstanding shares of Lionsgate Studios Corp. (Nasdaq: LION), one of the world’s leading standalone, pure play, publicly-traded content companies, as well as the premium subscription platform STARZ.

For media inquiries, please contact:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com